UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 18, 2008
Rambus Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22339 (Commission File Number)	94-3112828 (I. R. S. Employer Identification No.)
4440 El Camino Real, Los Altos CA 94022
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (650) 947-5000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) On June 24, 2008, Rambus Inc. (the “Company”) issued a press release announcing that the Board of Directors (the “Board”) of the Company has appointed Mr. Stang to the Board as a Class II director and to the Compensation Committee of the Board (the “Compensation Committee”), effective July 22, 2008. Mr. Stang accepted this appointment on June 18, 2008.
     Pursuant to the Company’s standard compensation policy for independent directors, Mr. Stang will receive a nonstatutory stock option to purchase 40,000 shares of the Company’s common stock when he first becomes a director, and will receive each year an option to purchase 20,000 shares of the Company’s common stock (which, in the case of new directors, is payable following the six-month anniversary of their appointment) and an annual retainer of $40,000, payable in quarterly installments. Mr. Stang also entered into the Company’s standard indemnification agreement.
     Mr. Stang serves as CEO and President of Reliant Technologies, Inc., a developer of medical technology solutions for aesthetic applications. Prior to joining Reliant Technologies, Mr. Stang served as Chairman, CEO and President of Lexar Media, Inc., a provider of solid state memory products. Mr. Stang received his A.B. from Stanford University and MBA from the Harvard Business School. Mr. Stang also serves on the boards of directors of Reliant Technologies, Miradia, Inc. and Yadav Technology.
     As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 8, 2008, Dr. Kevin Kennedy will step down as Chairman and a member of the Board effective July 1, 2008.

Item 9.01	Financial Statement and Exhibits
(d) Exhibits
99.1	Press release dated June 24, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2008	Rambus Inc.
/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and
Chief Financial Officer

Exhibit Index

Exhibit
Number	Exhibit Title
99.1	Press release dated June 24, 2008